As filed with the Securities and Exchange Commission on November 17, 2021

Registration No. 333-234688

Registration No. 333-251262

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-251262

Form S-8 Registration Statement No. 333-234688

UNDER

THE SECURITIES ACT OF 1933

TRILLIUM THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Trillium Therapeutics USA Inc. 100 CambridgePark Drive, Suite 510 Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

TRILLIUM THERAPEUTICS INC. 2019 INDUCEMENT STOCK OPTION PLAN

TRILLIUM THERAPEUTICS INC 2018 AMENDED AND RESTATED STOCK OPTION PLAN

TRILLIUM THERAPEUTICS INC. 2020 OMNIBUS EQUITY INCENTIVE PLAN

(Full title of the plans)

c/o Trillium Therapeutics USA Inc.

100 CambridgePark Drive, Suite 510

Cambridge, Massachusetts 01240

(416) 595-0627

(Name, address and telephone number, including area code, of agent for service)

Copies to:
James Parsons Trillium Therapeutics Inc. 2488 Dunwin Drive Mississauga, Ontario L5L 1J9 Canada (416) 595-0627	Robert E. Puopolo, Esq. Stephanie A. Richards, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	David Palumbo Baker & McKenzie LLP 181 Bay Street, Suite 2100 Toronto, Ontario M5J 2T3 Canada (416) 865-6879

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Trillium Therapeutics Inc., a corporation existing under the laws of British Columbia (the “Registrant”), filed with the Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements:

•

Registration No. 333-234688, initially filed with the SEC on November 14, 2019, pertaining to the registration of an aggregate of 3,000,000 of the Registrant’s common shares, no par value (“Common Shares”) under the Trillium Therapeutics Inc. 2019 Inducement Stock Option Plan.

•	Registration No. 333-251262, initially filed with the SEC on December 10, 2020, pertaining to the registration of an aggregate of 16,131,755 of the Registrant’s Common Shares under the Trillium Therapeutics Inc. 2018 Amended and Restated Stock Option Plan and Trillium Therapeutics Inc. 2020 Omnibus Equity Incentive Plan.

On November 17, 2021, pursuant to an Arrangement Agreement and Plan of Arrangement, dated as of August 20, 2021, by and among the Registrant, Pfizer Inc., a Delaware corporation, and PF Argentum Acquisition ULC, a corporation formed under the laws of the Province of British Columbia (“Purchaser”) (the “Arrangement Agreement”), Purchaser acquired all of the outstanding capital stock of Registrant not already owned by Purchaser and its affiliates, including all of the Common Shares not already owned by Purchaser and its affiliates (the “Arrangement”).

As a result of the Arrangement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Mississauga, Ontario, Canada, on November 17, 2021.

TRILLIUM THERAPEUTICS INC.

By:	/s/ James Parsons
James Parsons
Chief Financial Officer